Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pontem Corporation (the “Company”) on Amendment No. 1 to Form S-1, File No. No. 333-251756, of our report dated November 3, 2020, except for Note 8 as to which the date is December 28, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Pontem Corporation as of  October 19, 2020 and for the period from October 15, 2020 (inception) through October 19, 2020, appearing in the Registration Statement on Form S-1 of Pontem Corporation, filed on December 28, 2020.

/s/ Marcum llp

Marcum llp
New York, NY
January 6, 2021